January 30, 2006


Ms. Sandra Lim
Chief Financial Officer
Regalito Copper Corp.
Suite 1550 - 625 Howe Street
Vancouver, British Columbia
CANADA  V6C 2T6






	Re:	Regalito Copper Corp.
		Form 20-F for Fiscal Year Ended December 31, 2004
Filed April 13, 2005
		File No. 1-32175





Dear Ms. Lim:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							April Sifford
							Branch Chief


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Mr./Ms.
Company Name
Date, 2005
page 1








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